Exhibit 99.2



                             QUADRAMED CORPORATION
                         CORPORATE COMPLIANCE PROGRAM


                    APPENDIX I: APPLICABLE LAW AND POLICIES


===============================================================================

QuadraMed's Compliance Program primarily seeks to prevent violations of state and federal law governing QuadraMed's principal business activities. A detailed discussion of all applicable laws is beyond the scope of the Compliance Program. This Appendix, however, includes summaries of those laws most relevant to QuadraMed's business.

     Following each summary of law is a corresponding policy that directors, officers, and employees should follow. Adherence to the promulgated policies will reduce the risk of noncompliance with the law.

                               TABLE OF CONTENTS


===============================================================================

                                                                       Tab
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
Appendix Introduction
Appendix Table of Contents
A. Medicare and Medicaid Fraud and Abuse                                A
   o Summary of Law Governing Fraud and Abuse
   o Policy for Preventing Healthcare Fraud and Abuse
B. Privacy                                                              B
   o Summary of Privacy Law
   o Privacy Policy
C. Antitrust                                                            C
   o Summary of Antitrust Law
   o Antitrust Policy
D.     Employment                                                       D
   o Summary of Employment Law
   o Policy on Equal Opportunity
   o Policy on Harassment in the Workplace
E. Securities Regulation                                                E
   o Summary of Securities Law
   o Insider Trading Policy
F. Use of Corporate Funds                                               F
   o Summary of Law Governing Use of Corporate Funds
   o Policy on Proper Use of Corporate Funds
G. Accounting and Revenue Recognition                                   G
   o Summary of Accounting Principles
   o Proper Accounting and Revenue Recognition Policy
H. Records Retention                                                    H
   o Records Retention Policy
I. Intellectual Property                                                I
   o Summary of Intellectual Property Law
   o Intellectual Property Policy
J. False Advertising                                                    J
   o Summary of False Advertising Law
   o False Advertising Policy



K. Unfair Debt Collection                                               K
   o Summary of Law Governing Unfair Debt Collection
   o General Unfair Debt Collection Policy
L. Search Warrant and Subpoena Protocol                                 L
M. Injury and Illness Prevention Policy                                 M


                          MEDICAID AND MEDICARE LAW

===============================================================================

In recent years, the federal government has expanded its focus on Medicaid and Medicare fraud and abuse. The Federal False Claims Act constitutes the most noted and commonly cited statutory protection against health care fraud and abuse. The passage of the Health Insurance Portability and Accountability Act in 1996, and of other federal and state laws has also increased federal, state, and private enforcement efforts to control fraud and abuse within the health care sector.

A. Federal False Claim Act

1. Prohibits anyone from knowingly:

   o Presenting, or causing to be presented, a false or fraudulent claim for payment from the government;

   o Presenting a false record or statement to induce payment by the government;

   o Conspiring to defraud the government; or

   o Using a false record or statement to conceal, avoid, or decrease an obligation to pay money or property to the government.

2. Prohibited conduct includes, but is not limited to:

   o Billing for services not rendered;

   o Upcoding;

   o Falsely certifying services as medically necessary; and

   o Submitting a claim that is inconsistent with Medicare or Medicaid requirements.

3. Enumerates mandatory civil penalties of $5,000 to $10,000 for each false claim, plus treble damages.

B. Health Insurance Portability and Accountability Act (HIPAA)

1. Provides the government with enforcement tools that protect and recover assets and deter fraudulent conduct, including programs:

   o Coordinating state, federal and local investigation and enforcement of healthcare fraud and abuse;

   o Authorizing the Department of Health and Human Services (DHHS) to contract with third parties to carry out fraud and abuse detection, cost report audits, etc;

   o Promoting the reporting of suspected fraud or abuse by permitting beneficiaries to share in recovery; and

   o Creating a national healthcare fraud and abuse database.
2. Expands enforcement tools against all payers by:

   o Creating new criminal offenses relating to healthcare fraud, embezzlement, false statements, obstruction of justice and money laundering; and

   o Allowing prosecutors to enjoin a person or entity about to commit fraud and obtain subpoenas without a grand jury.

C. Balanced Budget Act of 1997

1. Revised existing anti-fraud and abuse laws to protect integrity of Medicare, including:

   o Excluding individuals and entities entirely from participation in Medicare and State health care programs if the individual or entity was convicted for two or more excludable offenses and for at least ten years for one prior conviction;

   o Imposing civil money penalties against anyone contracting with an individual or entity that the person knows or should know is excluded;

   o Excluding expenses that are unrelated to patient care, including entertainment (including tickets to sporting and other entertainment events), gifts and donations, personal use of motor vehicles and education expenses for dependents of providers of services, their employees or contractors; and

   o Imposing sanctions on entities for failing to report adverse actions.

D. Fraud and False Statements Act

1. Prohibits anyone from knowingly and willfully:

   o Covering up a material fact;

   o Making any false, fictitious, falsifying, concealing, or fraudulent statement or representation; or

   o Submitting to the government any writing or document known to contain false, fictitious or fraudulent statement.

E. False, Fictitious or Fraudulent Claims Act

1. Prohibits anyone from knowingly making or presenting a false, fictitious, or fraudulent claim to a federal agency.

F. Mail Fraud Act

1. Prohibits anyone from using the U.S. Postal Service as a part of a scheme to defraud the government or to obtain money by false or fraudulent pretenses.

G. Anti-Kickback Act

1. Prohibits the provision, attempt to provide, offer, solicitation, acceptance or attempted acceptance of any kickback to a Government contractor for the purpose of improperly obtaining or rewarding favorable treatment in connection with government contracts or subcontracts, including cover payments made to a Medicare participating provider by a supplier to induce the purchase of products from that supplier.

H. Miscellaneous Medicare/Medicaid Laws

1. Federal Anti-Kickback Provisions, 42 U.S.C. Section 1320a-7bCb)

   o Prohibit anyone from knowingly and willfully soliciting, receiving, offering, or paying any remuneration directly or indirectly, in cash or in kind, for Medicare and/or Medicaid referrals.

2. False Statements and Representations

   o Prohibit anyone from knowingly or willfully making any false statement or representation of a material fact in applying for benefits or payment under Medicare or Medicaid; and

   o Prohibit anyone from concealing or failing to disclose knowledge of an event affecting an initial or continued right to any benefit or payment with the intent to secure such benefit or payment fraudulently.

   o Prohibit anyone from providing false or misleading information on coverage that could reasonably be expected to influence a decision regarding when to discharge a person from inpatient hospital services.

3. Exclusion of Certain Individuals and Entities from Participation in Medicare and Medicaid

The following individuals and entities may not participate in Medicare and Medicaid programs:

   o Those with convictions for program-related crimes or patient care violations;

   o Those convicted under federal or state law of a criminal offense related to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of health care or the administration of a government operated or financed program;

   o Those convicted of the unlawful manufacture, distribution, prescription or dispensing of a controlled substance;

   o Those who have had their license to provide health care revoked or suspended or have surrendered a license while a formal disciplinary hearing was pending;

   o Those who commit an act in violation of the anti-kickback provisions; and

   o Entities controlled by sanctioned individuals.

4. Limitations on Certain Physician Referrals Provisions ("Stark law")

   o Physicians, or physicians' family members, with an ownership or compensation relationship, cannot refer patients in need of designated health services when payment may be made under Medicare or Medicaid to an entity with which the physician has a financial relationship.

              POLICY FOR PREVENTING HEALTHCARE ABUSE AND FRAUD

===============================================================================

A. General Policy on Preventing Healthcare Fraud and Abuse

1. QuadraMed offers various billing and coding services and products to clients that perform a range of activities, including:

   o Coding medical bills;

   o Partial and complete business office outsourcing;

   o Processing bills that a client has coded; and

   o Other coding and billing maintenance.

2. QuadraMed shall ensure that its coding and billing services and products comply with applicable federal, state, and local laws and regulations and QuadraMed policy, including the Compliance Program.

3. QuadraMed shall promote accurate billing and submission of claims.

4. QuadraMed shall review billing, coding, claim processing and reimbursement standards as necessary to ensure their compliance with applicable laws and regulations and to confirm their proper administration.

B. Billing Policy

1. The Chief Compliance Officer and the Compliance Liaisons shall:

   o Ensure that those services billed on a client's behalf comport with the applicable billing and revenue codes found in the Health Care Financing Administration Common Procedure Coding System, International Classification of Disease, Current Procedural Terminology, and any other applicable codes;

   o Review claims as necessary to ensure the accuracy of claims, particularly billing codes and required supportive documentation.

2. In providing billing services for clients, employees shall not knowingly:

   o Bill for services not rendered;

   o Bill for services not documented;

   o Bill multiple times for the same service; or

   o Change and/or resequence diagnosis or procedure codes without prior approval from a Compliance Liaison or the Chief Compliance Officer.

3. In providing billing services for clients, employees shall:

   o Document those services being billed;

   o Obtain required information for billing from the treating or ordering physician;

   o Record the time needed to complete the medical diagnosis or procedure being billed;

   o Identify the individual providing the service;

   o Report any potential billing or reimbursement discrepancies to a supervisor, a Compliance Liaison, or the Chief Compliance Officer; and

   o Report any verbal or written billing instructions from clients that are inconsistent with QuadraMed billing policy or with applicable laws and regulations to a supervisor, a Compliance Liaison, or the Chief Compliance Officer.

C. Billing Government Programs when Clinical Trials are Involved
Whenever QuadraMed performs billing services for a provider that conducts, assists with, or facilitates clinical trials involving medical devices, employees shall take the following steps in coding or billing governmental programs for health care services relating thereto:

1. Prior to beginning the trial, QuadraMed shall encourage the provider to obtain a written statement from the manufacturer of the medical device that verifies whether the medical device falls within Category A or Category B as designated by the Food and Drug Administration (FDA).

   o If the medical device is a Category A device, QuadraMed shall not bill federal programs for services involving the medical device.

   o If the medical device is a Category B device, QuadraMed may bill the federal programs for any health care services involving the medical device.

2. QuadraMed shall contact private payers to determine whether they will pay for any healthcare services involving the medical device.

   o QuadraMed shall not bill the private payers for any healthcare services rendered by the provider prior to determining whether the device is eligible for reimbursement.

D. Coding Policy

1. QuadraMed's coding practices shall comply with all applicable laws, regulations, guidelines, and policies.

2. In coding for clients, employees shall not knowingly:

   o Upcode;

   o Misrepresent or mischaracterize codes to obtain inappropriate reimbursement;

   o Add diagnosis codes based solely on test results;

   o Misrepresent a patient's clinical picture by adding diagnoses or procedures unsupported by documentation; or

   o Offer services for fees that are related to reimbursement (a.k.a. "contingency fees").

3. Employees shall use good coding practices including, but not limited to:

   o Adhering to official coding guidelines;

   o Reviewing the entire medical record so as to assign and report the most appropriate codes;

   o Selecting codes that most accurately describe the service performed;

   o Ensuring that the diagnosis reported by a physician is consistent with the code used;

   o Ensuring that procedural codes accurately reflect the services delivered to the patient; and

   o Ensuring that codes reported are appropriately documented.

4. Areas of the medical record that should contain acceptable physician documentation include the discharge summary, history and physical records, emergency room records, physician progress notes, physician orders, physician consultations, operative reports, and physician notations of intraoperative occurrences.

5. If a physician fails to list a diagnosis or procedure in the final diagnostic statement, an employee should:

   o Query the physician and obtain necessary documentation of the service provided the patient prior to coding; and

   o Document and retain the physician's signed, written response.

6. QuadraMed shall ensure the use of good coding practices by:

   o Documenting all advice from fiscal intermediaries and carriers;

   o Using and updating proper coding resources, including those listed in Section D(7) below;

   o Requiring and documenting regular education and certification of all coding staff;

   o Performing regular internal monitoring to ensure the competence of consulting activities; and

   o Reviewing software edits to QuadraMed coding products to determine compliance and consistency with all applicable federal, state, local, and private payer health care program requirements.

7. QuadraMed shall maintain copies of current coding resources, including:

   o The National Correct Coding Policy Manual;

   o The ICD-9-CM Coding Book;

   o The Coding Clinic for ICD-9-CM;

   o The AMA CPT Assistant;

   o The HCFA Directives;

   o Medicare Policy Bulletins;

   o Carrier Bulletins;

   o Fiscal intermediary communications; and

   o Medical reference resources, including medical dictionaries, anatomy and physiology textbooks, the Physician's Desk Reference, and the Merck Manual.

8. QuadraMed shall ensure that employees performing coding functions obtain the proper credentials and fulfill the annual continuing education requirements mandated by credential programs.

   o Relevant credentials include, but are not limited to: Registered Nurse; Registered Record Administrator (RRA); Accredited Record Technician (ART); Certified Coding Specialist (CCS); and Certified Procedural Coder (CPC).

E. Maintaining Data System Integrity

1. QuadraMed relies on data systems and an electronic data interchange (EDI) to perform billing and reimbursement functions for health care providers.

2. QuadraMed will take steps to protect the integrity of the data systems it uses, including:

   o Appropriately documenting the collection and processing of data;

   o Backing-up data collected in connection with claim submissions and credit balance reporting by means of diskette, restricted system, or tape;

   o Restricting access to collected data to QuadraMed and the health care provider;

   o Taking appropriate measures to prevent unauthorized access to or disclosure of electronic data; and

   o Running computer virus scans on the hard-drives and diskettes used to store electronic data of claim submissions and credit balance reporting.

F. Billing and Coding Contracts

1. In performing coding and billing services for clients, QuadraMed shall seek acknowledgment from the client of the need for compliance safeguards.

   o QuadraMed will disseminate its coding and billing policies to the client.

   o QuadraMed will make the client's acknowledgment of the need for compliance and the receipt of QuadraMed's compliance policies a part of the contract for services.

2. All service and software contracts between QuadraMed and health care entities will specify the compliance duties of each party.

   o Compliance duties will comport with the standards of this Compliance
Program.

   o Modification of contracts will require the prior approval of a Compliance Liaison or the Chief Compliance Officer.

                                  PRIVACY LAW

===============================================================================

Federal and state law protects the privacy of individuals and governs how information about an individual may be gathered and used. Two of these statutes are of particular importance to QuadraMed.

A. The Health Insurance Portability and Accountability Act (HIPAA)
HIPAA was driven by the need to contain medical costs, insure more Americans, and enhance the quality of health care. Under the law, Congress was to establish an electronic privacy standard for medical information by 1999. When that did not occur, the Department of Health and Human Services (HHS) issued regulations that went into effect April 14, 2001. These may, however, be modified through guidelines at a later date. The HIPAA privacy compliance deadline is April 2003.

The HIPAA privacy standards protect individually identifiable medical information, including demographic information, payment records, and other identifiable data. Protections apply to oral, written, audio-visual, and electronic information. HIPAA requires hospitals, medical centers, health plans, clearinghouses, and pharmacies to use and disseminate medical information in a manner designed to preserve a patient's privacy.
B. The Code of Fair Information Practices (1973)

The Code regulates the use of information in general and contains five universal principles that pertain to organizations' use of information systems.

1. Organizations may not maintain undisclosed personal data record-keeping systems.

2. Individuals are entitled to know the content and use of records containing their personal information.

3. Individuals are entitled to prevent personal information that was obtained for one purpose from being used or made available for other purposes without their consent.

4. Individuals are entitled to correct or amend a record of personally identifiable information.

5. Any organization creating, maintaining, using, or disseminating records of identifiable personal data must assure the reliability of the data for the intended use and must take precautions to prevent misuse of the data.

                                  PRIVACY POLICY

===============================================================================

QuadraMed is committed to ensuring and protecting the confidentiality of health information entrusted to us. Our clients depend on us to use and safeguard such information appropriately, and our agreements with our clients (as well as state and federal laws) may limit how we use and disclose such information.
For these reasons, QuadraMed has promulgated policies regulating how employees should use and disclose health information:

A. Guidelines for Protecting the Privacy of Health Information
QuadraMed employees should exercise the highest degree of care in endeavoring to protect health information both in QuadraMed's offices and while on-site at a client. While not an exhaustive list, the following are important guidelines that all QuadraMed employees must follow when handling any health information.

1. Employees should take appropriate safeguards to avoid inadvertent disclosure of health information, including:

   o Logging-off or otherwise securing computers with access to health information prior to leaving a workstation;

   o Shredding paper documents that contain health information prior to disposal;

   o Refraining from talking about health information in areas where conversations can be overheard by others, such as elevators, hallways, public transportation, etc. (this includes discussions at client sites);

   o Conducting telephone conversations where health information is discussed in an area where others cannot overhear the conversation;

   o Seeking approval of an appropriate supervisor prior to removing documents (whether in electronic or paper format) that contain health information from QuadraMed's offices;

   o Seeking approval from the appropriate client representative prior to removing documents (in electronic or paper format) from a client's work site;

   o Using a secure link to transmit health information via electronic mail. Health information must never be transmitted by e-mail unless it is by a secure link;

   o Not leaving documents containing health information in public work areas, such as by photocopiers and fax machines; and

   o Storing paper documents containing health information in a secure area.

2. Employees should not disclose health information to unauthorized persons.

   o Health information shall be accessible only to QuadraMed employees requiring access to such information in performing their job.

   o Health information shall be accessible only to employees of outside vendors requiring access to such information in performing their job.

   o Employees should contact their supervisor if they are unsure whether a particular person is authorized to have access to certain information.

3. Employees should only use and disclose health information for legitimate QuadraMed business purposes.

   o Employees shall never access or use health information for personal reasons or other reasons unrelated to work.

4. Health information received from QuadraMed's clients should only be used and disclosed as directed by the client.

5. Employees shall consult with inside counsel prior to entering a business arrangement involving the receipt or disclosure of health information.

   o The QuadraMed legal department must review and approve any business arrangement involving the receipt or disclosure of health information.

   o Employees shall not enter into such arrangements without the appropriate legal review and documentation.

6. Employees shall refer subpoenas or other legal processes requesting health information to the Chief Compliance Officer or inside counsel in accordance with QuadraMed's policy governing search warrants and subpoenas.

7. Employees shall report all suspected breaches of this privacy policy, the privacy provisions of any agreement with a QuadraMed client, or any applicable laws to one or more of the following:

   o The Chief Compliance Officer;

   o Any Compliance Committee member;

   o The Compliance Liaison for their business division; or

   o The Compliance Hotline.

                                 ANTITRUST LAW

===============================================================================

Numerous antitrust laws promote competition in an effort to afford all organizations an opportunity to compete on the basis of price, quality, and service. These statutes seek to prevent monopolies and other anti-competitive behavior. The following is not an exhaustive list of all antitrust laws but an overview of the regulatory environment and current governmental initiatives that most concern QuadraMed.

A.     Sherman Act

The Sherman Act, adopted in 1890, is designed to preclude the formation of monopolies. The Sherman Act prohibits agreements or understandings between two or more persons or companies to restrain trade in any product or service. The Sherman Act also prohibits any company, acting alone or with another, from illegally monopolizing or attempting to gain a monopoly over a particular product or service.

A company violates the Sherman Act when it restrains trade or forms a monopoly. Some trade restraints are so inherently unreasonable that their mere existence suffices to prove their illegal nature. These "per-se" violations include division of markets, price fixing, and tying arrangements in which the seller conditions sale or lease of a desired product to the sale or lease of a separate product. Less restrictive practices are illegal when the potential negative impact on competitive markets outweighs any benefits conferred by the agreement. To prove monopolization, prosecuting authorities must prove that the corporation possesses too large a share of the market, uses its power for exclusionary or anti-competitive purposes, and a resulting injury.

B.     Clayton Act

The Clayton Act embodies the same philosophy as the Sherman Act but gives the U.S. Department of Justice and the Federal Trade Commission the ability to enforce antitrust laws both on a prospective and retrospective basis.
The Clayton Act prohibits stock or asset acquisitions that may substantially lessen competition in any relevant market. The Clayton Act also prohibits arrangements that may lessen competition, such as certain interlocking directorships between competing corporations; exclusive dealing arrangements where the seller conditions the sale or lease of goods upon the buyer's refusal to deal in the goods of a competing seller; and tying arrangements in which the seller conditions sale or lease of a desired product to the sale or lease of a separate product. A buyer may violate the Clayton Act by knowingly inducing or receiving a discriminatory price that is not offered to other buyers.

C. Robinson-Patman Act

The Robinson-Patman Act protects smaller retailers in competing with larger retailers in the supply/distribution market. Sellers shall not discriminate in the price of a product between two competing customers; sell or contract to sell goods at a lower price with the intention of destroying competition; favor one competing customer over another in the granting of promotional services, facilities, or allowances; or make payments of brokerage fees or commissions to a buyer or buyer's agent. The Act also prohibits buyers from knowingly receiving illegally discriminatory prices.

D. Federal Trade Commission Act

The Federal Trade Commission Act (FTCA) prohibits unfair methods of competition and unfair or deceptive acts or practices. This Act applies broadly and is not focused exclusively on antitrust enforcement, market competition, or merger activity. The FTCA allows the Federal Trade Commission to enjoin potentially anti-competitive conduct before it ripens into a violation of other antitrust laws. The FTCA precludes standard antitrust offenses such as horizontal and vertical price-fixing, anti-competitive group boycotts, exclusive dealings, monopolization, attempted monopolization, and conspiracies to monopolize.

E. Hart-Scott-Rodino Act

The Hart-Scott-Rodino Act requires the filing of notification forms prior to the acquisition of specific levels of assets or voting securities. The Act requires certain information be provided to the U.S. Department of Justice and the Federal Trade Commission and a waiting period in which the government may assess the impact of the planned transaction on market concentration and take any necessary remedial actions, including preventing the transaction.

                              ANTITRUST POLICY

===============================================================================

QuadraMed is committed to dealing fairly and honestly with competitors, customers, suppliers, and the public. Compliance with U.S. antitrust and fair competition laws is the responsibility of all employees.

ILLEGAL ACTIVITIES

U.S. antitrust and fair competition laws prohibit activities that give one or more companies such an unfair advantage in the market that they are able to reduce or eliminate competition. QuadraMed prohibits the following activities as they are viewed as inevitably reducing competition.

A. Price Fixing

1. QuadraMed prohibits any type of joint activity with other companies that directly or indirectly influences the price of products or services sold, including:

   o Agreements to use a common formula or method of calculation to determine prices;

   o Agreements to use a common asking price or starting figure in negotiations with purchasers;

   o Bid rigging, including agreements to rotate jobs among potential bidders or to submit complementary bids;

   o Agreements to limit production and output thereby raising prices;

   o Agreements to establish uniform discounts or to eliminate discounts;

   o Agreements to establish standard credit, warranty, or return policies;

   o Agreements to fix or limit salaries or other compensation to employees;

   o Agreements on the timing or announcement of price changes; and

   o Agreements to follow a competitor's prices.

2. Employees must obtain approval of the Chief Compliance Officer or a Compliance Liaison prior to discussing with competitors:

   o Prices;

   o Credit terms;

   o Cost information;

   o Upcoming bids;

   o Sales territories; or

   o Any other information related to the pricing or marketing of competitive products or services.

B. Monopolization

1. QuadraMed prohibits competitive actions that monopolize or attempt to monopolize the market for any product or service through unfair, exclusionary, or predatory methods.

2. QuadraMed directors, officers, and employees shall avoid illegal competitive actions, including:

   o Pricing below cost to drive competitors out of business;

   o Lowering prices only in a specific geographic area in order to harm local competition;

   o Attempting to enforce a clearly invalid patent;

   o Buying up previously independent suppliers or distributors; and

   o Abusively using litigation or the regulatory process to increase costs to rivals.

3. QuadraMed directors, officers, and employees shall avoid language suggesting that QuadraMed dominates a particular market when in fact it does not.

Where QuadraMed enjoys a large share of the market, business decisions will require more care and consulting with the Chief Compliance Officer.

C. Illegal Resale Price Maintenance

1. QuadraMed prohibits agreements with resellers that agree on the minimum price the reseller will charge for QuadraMed's products and services.

D. Market Division and Customer Allocation

1. QuadraMed shall not enter into agreements with competitors to:

   o Allocate customers or potential customers, whether the allocation is by territory, by specific customers, or customer classification;

   o Sell particular product lines exclusively or primarily; or

   o To avoid product innovation.

E. Group Boycotts and Collective Refusals to Deal

1. QuadraMed shall not enter into conspiracies with competitors to boycott or threaten to refuse to do business with another competitor, customer, or supplier in an effort to reduce competition, including:

   o Agreements not to sell to price-cutting distributors;

   o Joint boycotts of a particular supplier until the supplier reduces prices; and

   o Agreements not to sell to a customer unless the customer stops buying from other competitors.

F. Tying Arrangements

1. QuadraMed shall not force customers to buy or lease a product by threatening to withhold the sale or lease of another product.

G. Kickbacks

1. QuadraMed shall not pay customers or their employees or agents a brokerage fee or commission on purchases by the customer.

H. Discrimination in Promotional Allowances or Services

1. QuadraMed shall make promotional allowances, facilities, and services furnished to customers in connection with the sale of a product available to competing customers on equal terms.

2. QuadraMed shall inform all competing customers of the availability of the foregoing.

I. Unfair Methods of Competition and Deceptive Practices

1. QuadraMed expects all directors, officers, and employees to deal honestly with competitors, customers, suppliers, and the public.

2. Directors, officers, and employees shall not use deceptive or unfair business practices, including:

   o Bribery, which includes payments to customers in order to induce purchases;

   o Threats, coercion, intimidation, or scare tactics directed against customers, competitors, suppliers, or the public; and

   o Offers of special benefits to providers who agree to exclude competing product lines.


ACTIVITIES REQUIRING ADVANCE CLEARANCE

An employee should always seek approval of the Chief Compliance Officer or a Compliance Liaison prior to engaging in any discussion or activity that raises antitrust concerns. U.S. antitrust law recognizes that not all discussions and agreements with competitors are illegal and permits certain activities under certain circumstances. QuadraMed, therefore, permits certain activities provided that prior clearance is obtained from the Chief Compliance Officer or a Compliance Liaison.

If prior approval is granted, QuadraMed permits the following relations with competitors and customers:

A. Trade Association Activities

1. QuadraMed allows participation in trade associations, provided that:

   o Participants do not discuss prices, costs, output plans, or other terms and conditions of sale or marketing with their competitors; and

   o Participants do not establish product standards that exclude or disadvantage certain competitors.

B. Joint Bidding Agreements

1. QuadraMed permits joint bidding with a competing company or joining with a competitor to perform a single project, but approval may be denied where the joint bidders could perform the contract or project alone.

C. Mergers and Joint Ventures

1. Certain circumstances may prohibit QuadraMed from undertaking a merger or acquisition, including:

   o Where the merger or acquisition would impermissibly reduce competition or otherwise harm consumer interests; or

   o Where QuadraMed would acquire too large a market share or obtain other unfair competitive advantages.

                                 EMPLOYMENT LAW

===============================================================================

Numerous federal and state laws govern the relationship between employer and employee. Of significant importance are laws requiring employers to provide equal opportunities to their employees and prohibiting the discrimination harassment of employees by employers or other employees. The following summarizes the main federal laws applicable to QuadraMed.

A. Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e et seq.)
Title VII prohibits employers from discriminating against applicants and employees on the basis of race or color, religion, sex, pregnancy, childbirth and national origin, including membership in a Native American tribe. This prohibition against discrimination extends to employer practices that seem neutral but have a disproportionate impact on a protected group of people. An employer must have a valid reason for using such practices.

Title VII also prohibits employers from retaliating against applicants or employees who assert their rights under the law. This prohibition against retaliation applies to all terms, conditions and privileges of employment, including: hiring, firing, compensation, benefits, job assignments, shift assignments, promotions and discipline. For example, an employer cannot fire someone for complaining about race discrimination.

Title VII also protects employees from harassment because of their race or color, religion, sex, pregnancy, childbirth or national origin, including membership in a Native American tribe.

Examples of prohibited sexual harassment include direct requests for sexual favors and workplace conditions that create a hostile environment for persons of either gender, including same sex harassment.

B. The Immigration Reform and Control Act of 1986 (8 U.S.C. Section 1324)
The Immigration Reform and Control Act of 1986 (IRCA) prohibits discrimination against an individual because of birthplace, ancestry, culture, or linguistic characteristics common to a specific ethnic group.

IRCA requires employers to ensure that employees are legally authorized to work in the United States. Employers must obtain verification from all applicants and employees. An employer, who requests employment verification only for individuals of a particular national origin, or individuals who appear to be or sound foreign, may violate both Title VII and IRCA.

C. Age Discrimination in Employment Act (29 U.S.C. Subsection 621-634)

The Age Discrimination in Employment Act prohibits discrimination against employees who are age 40 or older. It also specifically prohibits: statements or specifications in job notices or advertisements of age preference and limitations; discrimination on the basis of age by apprenticeship programs, including joint labor-management apprenticeship programs; and denial of benefits to older employees.

D. Equal Pay Act (29 U.S.C. Section 206(d))

The Equal Pay Act (EPA) prohibits discrimination on the basis of sex in the payment of wages or benefits, where men and women perform work of similar skill, effort, and responsibility for the same employer under similar circumstances.

The EPA also prevents employers from reducing the wages of either sex to equalize pay between men and women. A violation of the EPA may occur where a different wage was/or/is paid to a person employed in the same job before or after an employee of the opposite sex. A violation may also occur where a labor union causes the employer to violate the law.

An employer may pay men and women different salaries for equal work if the difference is based on a seniority, merit or incentive system, or if the difference is based on factors other than gender.

E. Americans with Disabilities Act (42 U.S.C. Section 12101-12213)

The Americans with Disabilities Act (ADA) prohibits discrimination on the basis of disability in all employment practices. The ADA also prohibits employers from discriminating against an individual because that person is related to or associates with a disabled individual.

The ADA only protects "qualified individuals with disabilities." An individual is disabled within the meaning of the ADA if the person has a physical or mental impairment that substantially limits one or more major life activities, has a record of such impairment, or is regarded as having such impairment. A qualified individual with a disability means the employee must satisfy skill, experience, education, and other job-related requirements of the position held or desired, and must be able to perform the essential functions of that position with or without reasonable accommodation.

If the employee is a qualified individual with a disability, then the employer must reasonably accommodate the employee unless doing so would impose an undue hardship on the operation of the employer's business.

                            POLICY ON EQUAL OPPORTUNITY

===============================================================================

QuadraMed seeks to ensure that all employees are treated in accordance with its mission and values and to ensure compliance with federal, state, and local law concerning employment issues.

A. General Policy

1. QuadraMed shall provide equal employment opportunity for all applicants and employees irrespective of race, color, citizenship, religion, ancestry, national origin, age, sex, gender, medical condition related to pregnancy or childbirth, marital status, sexual orientation, physical or mental disability, or veteran status in all of its employment practices, including hiring, recruitment, promotion, training and compensation.

2. QuadraMed shall make reasonable accommodations, when appropriate and when notified of disabilities, to enable otherwise qualified individuals to become or remain employed.

B. Standards and Procedures

1. Department heads, managers and supervisors have primary responsibility for ensuring that employment decisions and the work environment are in compliance with this policy.

   o QuadraMed will evaluate managers and supervisors, in part, on the basis of their efforts and result in the area of equal employment opportunity.

2. As with other types of employee complaints, employees should normally bring any complaints under the policy to their supervisor.


   o An employee, however, may elect to take complaints under this policy to the Human Resources management staff or the Chief Compliance Officer.

3. Upon request, QuadraMed shall provide an employee reasonable accommodations so that the employee may successfully perform the essential duties of the job.

4. Every effort will be made to treat complaints promptly, impartially, and confidentially with a view to arriving at fair resolutions.

                    POLICY ON HARASSMENT IN THE WORKPLACE

===============================================================================

QuadraMed supports the right to work in an environment free from unlawful discrimination and all forms of harassment, including sexual harassment. It is QuadraMed's policy that no member of its community, whether supervisory or non-supervisory, may harass another. This policy also applies to clients, vendors, out-sourced personnel, and others who visit QuadraMed's offices.

A. Harassment in General

1. Harassment includes both overt acts of oral, written or physical abuse, or more subtle but equally damaging forms of offensive conduct, including the use of epithets, slurs, or negative stereotyping such as name-calling, racial insults, other verbal abuse, or the display or circulation of hostile or denigrating graphic or written material.

2. Harassment other than sexual harassment is verbal or physical conduct that shows hostility or aversion toward an individual because of his or her protected status, or that of his or her relatives, friends, or associates, and that:

   o Creates an intimidating, hostile, or offensive working environment;

   o Unreasonably interferes with an individual's work performance; or

   o Otherwise adversely affects an individual's employment opportunities.

B. Sexual Harassment

1. Sexual harassment includes unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when:

   o Submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment;

   o Submission to or rejection of such conduct by an individual is used as the basis for employment decisions; or

   o Such conduct unreasonably interferes with an individual's work performance or creates an intimidating, hostile, or offensive working environment.

2. Sexual harassment may include a range of subtle and not so subtle behaviors. Depending on the circumstances, these behaviors may include:

   o Unwanted sexual advances;

   o Subtle or overt pressure for sexual favors;

   o Sexual jokes, flirtations or innuendoes, advances or propositions;

   o Verbal abuse of a sexual nature;

   o Graphic commentary about an individual's body, sexual prowess or sexual deficiencies;

   o Leering, whistling, touching, pinching, assault, coerced sexual acts, or suggestive, insulting, or obscene comments or gestures; and

   o Display in the workplace of sexually suggestive objects or pictures. Sexual harassment can be committed by a male or female and can include harassment between individuals of the same sex.

C. Reporting an Incident of Unlawful Harassment

1. QuadraMed encourages prompt reporting of all perceived incidents of unlawful harassment, regardless of who the offender may be.

2. QuadraMed encourages individuals who believe they are being harassed or who have witnessed harassment to promptly advise the offender that his or her behavior is unwelcome. QuadraMed recognizes, however, that it is not always possible for an individual to talk directly to an offender if he or she is uncomfortable.

3. Individuals who believe they have been subjected to unlawful harassment may discuss their concerns or any questions with their manager or Human Resources representative.

4. All complaints of harassment will be taken seriously and investigated. QuadraMed will seek to handle all complaints as confidentially as possible.

5. Where an investigation confirms an allegation of unlawful harassment, appropriate disciplinary action will be taken.

6. QuadraMed will not tolerate any retaliatory actions against an individual for reporting or assisting in the provision of information relevant to a report or claim of harassment.


                                 SECURITIES LAW

===============================================================================

The Securities Exchange Commission investigates and litigates a significant number of insider trading cases each year pursuant to Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule l0b-5 of the Exchange Act. These provisions constitute the Exchange Act's general "catch-all" antifraud provisions and are the primary provisions the SEC uses in combating insider trading.

Insider trading occurs when a person who possesses material non-public information trades securities or communicates such information to others to use in trading. Individuals who trade or "tip" information violate the law if they have a fiduciary duty or other relationship of trust and confidence not to use the information. The most common examples of insider trading involve corporate officers and directors who owe a duty to the company to either not trade their company's securities or to not disclose any material non-public information they possess. A person who receives information through a confidential relationship also violates the law by using, or misappropriating, the information to trade securities. A broad range of persons involved in the securities markets can violate insider trading prohibitions by misappropriating information, including investment bankers, arbitrageurs, attorneys, law firm employees, accountants, bank officers, brokers, and financial reporters.
Section 14(e) specifically prohibits insider trading in connection with certain corporate takeovers.

The SEC can punish violators in several ways. The SEC can seek a court order requiring violators to disgorge their trading profits or sell the securities. The SEC can also penalize offenders up to three times the trading profit.
Under the Insider Trading and Securities Fraud Enforcement Act of 1988, the SEC may also impose liability on corporations, brokerage firms, or other controlling persons responsible for supervising the offender. Liability is imposed where the controlling person knew or recklessly disregarded the likelihood that the offender would engage in insider trading and failed to take preventative measures.

                             INSIDER TRADING POLICY

===============================================================================

The following explains the requirements and procedures that directors, officers, and employees shall follow when trading in QuadraMed securities and when responding to questions about and requests for confidential information concerning QuadraMed.

A. General Policy

1. No QuadraMed employee, officer, or director shall:

   o Buy or sell QuadraMed securities or the securities of other companies with which QuadraMed does business, including customers and suppliers, while in possession of inside information as defined in section B(1) below;

   o Tip inside information to outsiders for the purpose of trading in QuadraMed securities or the securities of another company with which QuadraMed does business; or

   o Answer questions or provide inside information about QuadraMed and its affairs to outsiders without prior authorization.

2. No exceptions exist to this policy.

B. Specific Procedures for Employees

1. For purposes of this policy, inside information includes:

   o Information about QuadraMed and its business plans prior to public disclosure; and

   o Information received about any company with which QuadraMed does business that it is not yet in general circulation.

2. An employee must not:

   o Disclose inside information to any client or to any other employee;

   o Act upon such information; or

   o Use inside information to solicit transactions for a client or personal account.

3. An employee may not trade on inside information if the only public disclosure is rumor and speculation.

4. Employees shall not tip inside information to an outsider so that the outsider may trade on the information.

   o Outsiders include non-QuadraMed employees, officers, and directors, as well as friends, business associates, spouses, or family members.

   o Employees are held responsible for trading by their immediate family and others living in their household.

5. Employees must use common sense in protecting inside information and avoiding inadvertent communication of inside information. For example employees should not:

   o Discuss new developments in public places such as elevators, hallways, restaurants, airplanes, taxicabs, or any other place where a conversation might be overheard;

   o Gossip;

   o Read documents with inside information in public places;

   o Discard inside information where others can retrieve it;

   o Expose documents with inside information in public places; or

   o Copy documents with inside information for personal use unless a supervisor expressly consents.

6. Employees shall not answer questions from news media reporters, securities analysts, or stock-holders about QuadraMed business, policies, or practices, either directly or through another person, but shall refer such inquiries to the Chief Financial Officer or the Chief Compliance Officer.

7. Employees who believe they have obtained material non-public information, regardless of the source, should contact a supervisor.

   o Employees should abstain from disclosing such information until after receiving notification of its disclosure or permission to use the information.

C. Trading in QuadraMed Securities by Employees

QuadraMed encourages its employees to invest in QuadraMed. Restrictions exist, however, regarding the timing of trading in QuadraMed securities.

1. The most appropriate period to buy or sell QuadraMed securities is that beginning on the third (3rd) business day and ending on the twelfth (12th) business day following the release of quarterly or annual financial results (so-called "Window Period").

   o Even during window periods employees may not trade if they possess material non-public information.

   o Absent inside information, an employee may trade at times other than window periods.

2. Sufficient time must pass after public disclosure before insiders may trade in QuadraMed's securities.

   o Insiders should wait at least the third (3rd) business days after inside information is publicly disclosed before trading in QuadraMed's securities.

D. Pre-Clearance Trading by Directors, Officers, and Certain Other Employees

1. The Executive Vice President and Corporate Secretary must pre-clear all transactions in QuadraMed securities (acquisitions, dispositions, transfers, etc.) by directors, officers, employees reporting directly to officers, and other employees who may have access to inside information.

   o Individuals must contact the Chief Financial Officer or the Executive Vice President in advance of trading.

   o Individuals who may possess inside information shall not disclose that information without discussing the same with the Executive Vice President or the Chief Financial Officer.

E. Liability of Supervisory Personnel for Trading by Subordinates

1. Supervisors shall take appropriate action to prevent persons directly and indirectly under their control from trading in securities on the basis of insider information.

2. Individuals who discover the inadvertent disclosure of inside information should report the discovery to the Chief Compliance Officer, any Compliance Committee member or any Compliance Liaison, or through the Compliance Hotline.

                LAW GOVERNING THE USE OF CORPORATE FUNDS

===============================================================================

Federal and state law governs the ability of directors and officers to use corporate funds to make donations and political contributions.

A. Donations

Each state has a statute giving specific authority to corporations to make gifts for charitable, scientific, or educational purposes. These statutes model either (1) the 1969 Model Business Corporation Act, which provides that a corporation shall have power to make donations for the public welfare or for charitable, scientific, or educational purposes, and in time of war to make donations in aid of war activities, or (2) the similar 1984 Model Business Corporation Act which states that a corporation has the power to transact any lawful business that will aid governmental policy.

Under both Acts, the Board of Directors must use good judgment in making donations. Donations should be reasonable in light of the corporation's financial condition and bear some reasonable relation to the corporation's interest.

B. Political Contributions

The donation of corporate funds for political purposes is beyond the power of an ordinary business corporation, unless the corporate charter or a statute permits it. While some states have express statutory prohibitions against political contributions, other states allow political contributions by a corporation if the corporation will receive a reasonably direct benefit that warrants the use of corporate funds.

Under the Federal Election Campaign Act ("FECA"), corporations are prohibited from making any contribution or expenditure in connection with any election to any political office. The statute, however, does not prohibit the establishment, administration, and solicitation of contributions to a separate, segregated political fund.

Partisan and nonpartisan communication to shareholders and to executive and administrative personnel and their families are permitted under FECA. The Act also allows nonpartisan political educational programs including registration and get-out-the-vote campaigns aimed at shareholders, executive and administrative personnel, and their families.

QuadraMed officers, directors, employees, contract workers and agents shall proceed according to the following guidelines regarding the use of corporate funds.

                  POLICY FOR PROPER USE OF CORPORATE FUNDS

===============================================================================

A. General Policy

1. Corporate funds shall not be used to make undisclosed payments or loans to improperly influence any supplier, customer or government official. This prohibition applies to both direct and indirect payments.

2. No employee shall make a payment on behalf of QuadraMed with the intention of using the payment for a purpose other than that described by the documents supporting the payment.

3. QuadraMed directors, officers, and employees shall make donations and political contributions according to QuadraMed policy and the laws governing such expenditures.

B. Sensitive Payments, Entertainment, Gifts and Facilitating Payments

1. QuadraMed prohibits payments or offers of cash or anything of more than nominal economic value:

   o Directly or through any intermediary to or for the direct or indirect benefit of a director, officer or employee of government or non-government customers to obtain business for QuadraMed;

   o To a government official or employee to obtain concessions or favorable rulings for QuadraMed; or

   o For any other improper purpose.

2. This prohibition includes the provision of entertainment and gifts

   o Employees may, however, expend customary and reasonable amounts on entertainment and nominal amounts on gifts.

3. Notwithstanding the foregoing, in foreign countries where such practices are customary, and lawful nominal payments may be made to government officials or employees where necessary to facilitate ordinary governmental action to which QuadraMed would otherwise be entitled, such as routine customs clearances, visas and routine permits or services.

C. Fees and Commissions to Agents and Consultants

1. QuadraMed prohibits the payment of secret commissions or other compensation to employees of customers or to their family members or associates.

   o In those situations where QuadraMed products and services are sold through distributors or agents, fees paid will be at competitive rates and commensurate with services performed.

D. Political Contributions

1. Except where permitted by law and approved by the Board, no U.S. political contributions shall be made on behalf of QuadraMed.

   o This prohibition covers direct contributions and indirect support of candidates or political parties, including:

a.     Purchasing tickets for special dinners or other fund-raising events;

b. Loaning employees to political parties or committees or furnishing of transportation; and

c.     Providing special duplicating services.

2. In foreign countries where corporate political contributions are legal and accepted as part of a company's role as a participant in the political process, such contributions may be made on behalf of QuadraMed.

3. QuadraMed requires compliance with accepted accounting rules and controls. Company records must accurately reflect and properly describe political transactions.

   o Political contributions shall be recorded on the books of the company making the contribution and shall be taken as tax deductions only to the extent permitted by the laws of the country concerned.

4. These prohibitions and limitations relate only to the use of corporate funds and in no way are intended to discourage employees from making personal contributions to candidates or political parties of their choice.

5. QuadraMed affirms its right and duty to participate in the political process by supporting non-partisan registration and political education activities, expressing the company's views in legislative forums, and communicating on public issues with employees, stockholders and their families, customers, and the general public.

                              ACCOUNTING PRINCIPLES

===============================================================================

Most jurisdictions require corporations to maintain current and complete books and records. Corporations should use accounting methods and procedures that conform to U.S. Generally Accepted Accounting Principles ("GAAP") in preparing financial statements, determining cash flow, receiving property, expending money, balancing books, and in connection with revenue recognition. Different accounting methods or procedures may, however, be used in connection with matters under specific jurisdiction, particularly for tax purposes and in connection with securities regulation.

Corporations must use internal controls with respect to business activities. Transactions should be executed in accordance with management's general or specific authorizations and recorded to maintain accountability for assets. Financial statements should be prepared according to sound accounting principles. Access to assets should be limited in accordance with management's general or specific authorization.

              PROPER ACCOUNTING AND REVENUE RECOGNITION POLICY

===============================================================================

QuadraMed must properly account for all transactions and report and recognize all revenue created by its business units according to Generally Accepted Accounting Principles ("GAAP"). The following are the requirements and procedures that directors, officers, and employees shall follow when accounting for transactions and recognizing and creating revenue for the corporation.

A. Proper Accounting for All Transactions

1. All employees have the responsibility to assure that internal controls are followed with respect to all business activities. Specifically, each employee should assure that each transaction:

   o Accords with management's general or specific authorizations;

   o Is recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and
   o Limits access to assets to management's specifications.

2. No funds or other assets shall be placed or maintained in any account not properly reflected on the books and records of QuadraMed.

B. Revenue Recognition Policy

1. Employees shall not use letters of intent from the customer or any deposits from the customer as the basis for revenue recognition.

2. Sales representatives shall not provide any additional warranties or guarantees that are not already in the standard contract.

3. Sales representatives shall use standard license contracts and make changes to the standard license contract only with prior approval.

C. Revenue Recognition Procedures

1. Sales representatives must send all contract drafts to the Corporate Contracts Department for approval.

2. Sales representatives must ensure that all license contracts are signed by an individual authorized by the Corporate Contracts Department and dated within the quarter that revenue is expected to be recognized.

3. Sales representatives must ensure the delivery or installation of a product prior to recognizing the revenue for that specific product with Product Management.

   o The Revenue/Receivables Manager shall collect documentation of shipping.

4. Employees must ensure that all vendor fees are fixed or determinable. Sales representatives must use specific payment terms with respect to customer payments prior to revenue recognition.

5. Employees must ensure that collection of revenue is, at the very least, probable.

6. All original contracts must be sent from the customer to the Corporate Contracts Department.

                             RECORDS RETENTION POLICY

===============================================================================

During the course of its business, QuadraMed generates and receives a substantial volume of documents in both electronic and paper form. Statutes and regulations require QuadraMed to maintain certain documents for given time periods of time. This policy outlines the procedures for establishing records retention periods, for retaining records in active or inactive storage, and for disposing of records at the conclusion of the retention periods.

A. General Policy

This record retention policy seeks to:

1. Ensure that records are retained for appropriate periods of time;

2. Provide that retained records are stored methodically and economically;

3. Provide that records which are no longer useful are destroyed; and

B. Specific Procedures

This policy establishes procedures for the systematic review, retention and/or destruction of client records. Specifically, QuadraMed shall:

1. Maintain all records for the minimum period required by applicable state or federal law or regulation or by contract;

   o Provide that contractual requirements will ultimately control the record retention period;

2. Store confidential records securely and destroy such records in a manner that ensures confidentiality, such as shredding, mutilation or incineration;

3. Retain records that may substantively affect the obligations of QuadraMed for a reasonable period;

4. Destroy records regularly and methodically pursuant to a standard policy;

5. Conduct periodic file reviews and destroy unnecessary duplicate and multiple copies of documents; and

6. Maintain safeguards to ensure that the destruction of relevant records is halted immediately upon receipt of notice of investigation or legal process.

C. Labeling and Marking Procedures

QuadraMed shall ensure that:

1. Retained records are labeled and marked with a disposal date beyond the period established for retention; and

2. Storage containers are labeled in sufficient detail to provide prompt and accurate identification.

D. Documentation

1. A log system may be appropriate to document:

   o The date records are transferred to storage;

   o The identification, control and maintenance of records in storage;

   o The retrieval or return of records to or from storage; and

   o The destruction of records and deletion from the records inventory.

2. Records shall be identified as vital when the records are:

   o Essential to the continuity of QuadraMed or to QuadraMed's legal and financial status; or

   o Necessary for fulfillment of obligations to employees or clients.

3. QuadraMed shall convert vital records to microfilm and store the records in an off-site location for reconstructive use in the event of catastrophic document loss.

E. Record Retention Schedule

QuadraMed shall maintain records according to the following schedule:


Accident reports/claims  7 years      Minute books of              Permanently
(settled cases)                       directors, stockholders,
                                      bylaws and charter
Accounts payable ledgers  7 years     Notes receivable ledgers     7 years
and schedules                         and schedules

Accounts receivable      7 years      Option records (expired)     7 years
ledgers and schedules

Audit reports            Permanently  Patents and related papers   Permanently

Bank reconciliations     2 years      Payroll records and          7 years
                                      summaries

Bank statements          3 years      Personnel files              7 years
                                      (terminated)

Capital stock and bond   Permanently  Petty cash vouchers          3 years
records:  ledgers,
transfer registers,
stubs showing issues,
record of interest
coupons, options, etc.

Cash book                Permanently  Physical inventory tags      3 years

Charts of accounts       Permanently  Plant cost ledgers           7 years

Checks (canceled -       7 years      Property appraisals by       Permanently
see exception below)                  outside appraisers

Checks (canceled for     Permanently  Property records,            Permanently

important payments, i.e.              including costs,
taxes, purchases of                   depreciation reserves,
property, special                     year-end trial balances,
contracts, etc.                       depreciation schedules,
Checks should be filed                blueprints and plans
with the papers
pertaining to the
underlying transactions)

Contracts, mortgages,    7 years if   Purchase orders              1 year
notes and leases         expired;     (except purchasing
                         permanently  department copy)
                         if unexpired

Correspondence           2 years      Purchase orders              7 years
(general)                             (purchasing department copy)

Correspondence           Permanently  Receiving sheets             1 year
(legal and
important matters only)




Correspondence (routine) 2 years      Retirement and               Permanently
with customers and/or                 pension records
vendors

Deeds, mortgages and     Permanently  Requisitions                 1 year
bills of sale

Depreciation schedules   Permanently  Sales commission reports     3 years

Duplicate soil slips     2 years      Sales records                7 years

Employment applications  3 years      Scrap and salvage records    7 years
                                      (inventories, sales, etc.)

Expense analyses/expense 7 years      Stenographers' notebooks     1 year
distribution schedules

Financial statements     Permanently   Stock and bond              7 years
(year-end, other                       certificates (canceled)
optional)

Garnishments             7 years       Stockroom withdrawal forms  1 year

General/private ledgers, Permanently   Subsidiary ledgers          7 years
year-end trial balance

Insurance policies       3 years       Tax returns and worksheets, Permanently
(expired)                              revenue agents' reports
                                       and other documents relating
                                       to determination of income
                                       tax liability

Insurance records,       Permanently   Time books/cards            7 years
current accident
report, claims,
policies, etc.

Internal audit reports   3 years       Trademark registrations and Permanently
(longer retention periods              copyrights
may be desirable)

Internal reports         3 years       Training manuals            Permanently
(miscellaneous)

Inventories, of          7 years       Union agreements            Permanently
products, materials
and supplies

Invoices (to customers   7 years       Voucher register and        7 years
from vendors)                          schedules




Journals                 Permanently   Vouchers for payments to    7 years
                                       vendors, employees, etc.
                                       (includes allowances and
                                       reimbursement of employees,
                                       officers, etc. for travel
                                       and entertainment expenses)

Magnetic tape and        1 year        Withholding tax statements  7 years
tab cards


                         INTELLECTUAL PROPERTY LAW

===============================================================================

As a technology company, QuadraMed seeks to protect its own intellectual property and respect the intellectual property rights of others. The following section describes the laws and standards applicable to intellectual property.

A. Intellectual Property Overview

Intellectual property includes any discovery, improvement, invention, software, data set, composition of matter, article of manufacture, patent right, copyright, trademark, service mark, or trade secret arising out of the work done by a QuadraMed employee in connection with his/her employment and any product developed by an employee as a result thereof.

Federal and state law governs four main types of intellectual property: (1) patents, (2) copyrights, (3) trademarks and service marks, and (4) trade secrets.

B. Patent Law

Patents provide a means for obtaining a legal monopoly on a new or improved design or idea. A patent provides the owner with the exclusive right to exclude others from making, using, or selling the technology (or invention) for twenty (20) years from the date of filing. A patent, therefore, provides the maker with the best legal way of preventing the competition from copying and using the invention. The owner of an invention may file and prosecute a patent application in any country.

An owner of an invention must file for a patent within one year of the sale, offer to sell, or public disclosure of the invention. Any attempt to file after the one-year period will fail. Entering into a non-disclosure agreement with a third party or experimenting with the invention in a way that indicates the invention is not fully developed will keep the one-year clock from starting.

Once the decision is made to file a patent application, the owner may file for one of three types of patents:

   o A utility patent, which protects any useful product, process, article of manufacture, composition, or improvement thereon;

   o A design patent, which protects a novel ornamental design (i.e., how something looks, not how it works); or

   o A plant patent, which protects a new and distinct variety of plant.

An applicant also has the option of filing a provisional application, which gives the owner a one-year extension for filing the invention with the U.S. Patent and Trademark Office ("USPTO"). The applicant must convert the provisional patent to a non-provisional patent before the expiration of the one-year time period; otherwise, the application shall be considered abandoned. If an applicant files a provisional patent application, then the 20-year coverage starts with the filing date of the provisional patent.
After an owner properly receives a patent, the invention and its owner receive the full protection of the law.

C. Copyright

Copyright protection attaches to original, tangible expressions of an idea but not the idea itself. Works protected under copyright include:

   o Literary works, including computer software;

   o Musical works;

   o Dramatic works;

   o Pantomimes and choreographic works;

   o Pictorial, graphic and sculptural works;

   o Motion pictures and other audiovisual works;

   o Sound recordings; and

   o Architectural works.

Copyright protection does not extend to the following:

   o Works that are not fixed in a tangible medium (i.e., oral presentations and choreographs);

   o Typefaces (fonts);

   o Purely utilitarian works; or

   o Facts and raw data.

Copyright protection is self-executing. Therefore, a copyrightable work is automatically protected as soon as the work is fixed in a tangible medium. Having obtained copyright protection, an owner retains the exclusive right to reproduce, display, perform, distribute and make derivative copies of the copyrighted work.

Copyright protection attaches regardless of whether the owner has registered the work with the Copyright Office. The owner must register and deposit the copyrighted work with the Copyright Office prior to the commencement of a copyright infringement suit. The owner, however, may still bring other claims against the alleged infringer, including claims for unfair competition and unfair trade practices.

Once a work is registered, an owner may attach a copyright notice to the work. Notice informs others that the work is copyrighted, identifies the owner of the work, and determines the date on which the work was published. A failure to attach a notice may work as an effective abandonment of the work. Such notice copyright is required in order to recover statutory damages and attorney fees. The copyright notice must contain three pieces of information: (1) the (c) emblem, the word "copyright," or the abbreviation "copr.;" (2) the date of first publication; and (3) the name of the copyright owner.

D. Trademark and Other Marks

Federal and state law protects marks, i.e., words, phrases, symbols, logos, colors, or other forms of indicia that are used to identify the origin of goods or services. The four marks recognized by law are:

   o Trademarks, which identify goods;

   o Service marks, which identify services;

   o Certification marks, which certify a characteristic of goods or services, such as that the goods or services meet a certain quality or regional origin standards; and

   o Collective marks, which indicate that an individual is a member of a particular group.
Marks are either registered federally with the USPTO or at the state level with the appropriate Secretary of State. To register a mark federally, the owner must submit the mark to the USTPO so that a trademark lawyer may examine the mark on its merits and determine that the mark is sufficiently different to a prior registered mark. State registration, however, occurs without an examination of the mark on its merits and is considered appropriate for those marks that will only be used in intrastate.

Four different levels of marks exist:

   o Arbitrary or fanciful marks, which convey nothing about the nature of the goods or services except through knowledge of the consumer (e.g., Kodak and McDonalds);

   o Descriptive marks, which identify a significant characteristic of the goods or services (e.g., Lite Beer);

   o Suggestive marks, which convey the nature of the goods or services through the exercise of imagination (e.g., Eveready and Coppertone); and

   o Generic marks, which actually define the goods or services (e.g., aspirin, napkins). Generic marks are never eligible for trademark protection because they do not distinguish the owner's goods or services.

The USPTO requires that marks be distinctive, i.e., the mark must identify the origin of goods or services, and thereby avoid confusion among consumers as to who is the actual source of specific goods or service. Arbitrary marks are the most distinctive. Descriptive or suggestive marks are ineligible for federal registration unless they acquire secondary meaning. Secondary meaning means that a formerly descriptive or suggestive mark has developed a meaning among consumers such that the mark distinguishes the goods or services and identifies their origin (e.g., Park-n-Ride). Marks that are primarily surnames, geographically descriptive or misdescriptive, immoral, scandalous, or similarly offensive cannot be registered.

If a mark is not federally registered, the owner's exclusive right to use the mark is limited to the geographical area(s) in which the owner has the earliest first use of the mark. A third party, therefore, who uses the same mark in a second geographical area has the exclusive right to use the mark in that second geographical area.

E. Trade Secrets

Trade secrets, i.e., any formulas, patterns, devices or information that provide an economic advantage over competitors, also receive protection. Trade secrets do not require registration or disclosure and have an indefinite term. A trade secret remains a trade secret as long as it is not learned by another. Trade secrets suffer from unique disadvantages. The secret is only as good as the people who keep it and, therefore, an employer must restrict access to the trade secret and implement security procedures to protect it. Unlike a patent, a trade secret is not protected if a third party independently develops it. Likewise, reverse engineering is not misappropriation of a trade secret.

                          INTELLECTUAL PROPERTY POLICY

===============================================================================

It is QuadraMed's policy to protect its own intellectual property rights and respect the intellectual property rights of others.

A.     General Intellectual Property Policy

1. Each employee must sign a Proprietary Information and Inventions Agreement at the time that the employee begins work at the company. In general, employees agree to:

   o Not disclose proprietary and confidential information of the company;

   o Assign QuadraMed any rights the employee may have in work done for the company;

   o Document inventions, trade secrets or works of authorship to permit the company to track and, where appropriate, register its rights in any work of employee;

   o Use best efforts to assist the company in protecting and registering or otherwise perfecting its intellectual property rights; and

   o Not use proprietary information or other intellectual property of any previous employer or third party.

B. Copyright Policies

1. QuadraMed employees shall adhere to the following general guidelines:

   o No employee may reproduce any copyrighted work in print, video or other electronic form in violation of the law.

   o Employees shall contact the Chief Compliance Officer or a Compliance Liaison to obtain permission to reproduce a work.

2. QuadraMed shall adhere to the following guidelines concerning the use of computer software:

   o QuadraMed shall respect all computer software copyrights and to adhere to the terms of all software licenses to which QuadraMed is a party.

   o Users shall not duplicate any licensed software or related documentation for use unless the licensor grants QuadraMed express authorization to do so.

   o Employees shall not use licensed software inconsistently with the applicable license agreement.

   o Users shall acknowledge that they do not own licensed software or its related documentation.

   o Users shall not illegally copy software.

3. QuadraMed shall adhere to the following guidelines when acquiring software and shareware:

   o The IT department shall purchase all software acquired by QuadraMed.

   o Software acquisition channels are restricted to ensure that QuadraMed has a complete record of all software purchased by QuadraMed and can register, support, and upgrade such software accordingly.

   o These policies pertain to software downloaded and/or purchased from the Internet.

4. QuadraMed shall adhere to the following guidelines when registering software and shareware:

   o The IT department must complete registration and inventory requirements prior to installation.

   o Software must be registered in the name of QuadraMed and the department in which it will be used.

5. QuadraMed shall adhere to the following guidelines regarding home computers:

   o Users are not permitted to load personal software on their QuadraMed home computer.

   o QuadraMed shall purchase separate software packages and register it accordingly for use on home computers.

   o Prior to using software at home, the user shall consult with the software manager or designated department to determine if a license permits home use.

E. Trademark and Other Mark Procedures

1. Prior to using any new word, phrase, symbol or logo to identify any QuadraMed product or service, the mark shall be submitted to QuadraMed legal counsel for review and/or registration.

F.     Trade Secret Procedures

1. QuadraMed employees shall take reasonable measures to ensure the nondisclosure of trade secrets.

2. The following guidelines give practical examples of measures that employees should take:

   o Mark documents "CONFIDENTIAL" and/or "PROPRIETY" as necessary;

   o Not disclose confidential or proprietary information to third parties without first entering into a confidentiality and non-disclosure agreement;

   o Limit access to confidential and proprietary information to only those employees who need the information;

   o Reproduce only a limited number of sensitive documents and shred documents when they are no longer needed;

   o Accompany visitors and not permit access to sensitive information;

   o Enact reasonable measures to protect QuadraMed computers and computer networks from unauthorized access;

   o Use exit interviews to ensure that individuals leaving QuadraMed have certified the return of all company documents; and

   o Remind departing employees of their contractual obligation not to use any QuadraMed confidential information.

                               FALSE ADVERTISING LAW

===============================================================================

QuadraMed seeks to ensure that its advertising and marketing representations are appropriate. The following section describes the laws and standards applicable to advertising.

A.     Section 43(a) of the Lanham Act

False advertising claims often fall under Section 43 (a) of the federal Lanham Act, which provides in part:

Any person who in connection with any goods or services ... uses in commerce any ... false or misleading description of fact, or false or misleading representation of fact, which ... in commercial advertising or promotion, misrepresents the nature, characteristics, qualities, or geographic origin of his or her or another person's goods, services, or commercial activities, shall be liable in a civil action by any person who believes that he or she is or is likely to be damaged by such act.

False advertising includes advertising that is literally false and advertising that, while literally true, is likely to mislead or confuse consumers. Generally, a company challenging a competitor's advertising must prove that:
1. There exists a false statement of fact by the defendant in a commercial advertisement about its own or another's product;

2. The false statement actually deceived or has the tendency to deceive a substantial segment of its audience;

3. The deception is material and likely to influence the purchasing decision;

4. The defendant caused its false statement to enter interstate commerce; and

5. The plaintiff was or is likely to be injured as a result of the false statement, either by direct diversion of its sales to the defendant or by a lessening of the goodwill associated with its own products.
The financial penalties for false advertising under the Lanham Act include disgorgement of the defendant's profits and recovery of the plaintiff's lost profits, the costs incurred by the plaintiff in correcting the misperceptions created by the false advertisement, and attorneys' fees and expenses.


B.     Federal Trade Commission Act
The federal government can pursue enforcement actions pursuant to the Federal Trade Commission ("FTC") Act, which requires that advertising meet the following criteria:

1. A reasonable basis must support each objective factual claim made for a product or service.

2. Endorsements must always reflect the honest opinions, findings, beliefs or experiences of the endorser. They may not contain any deceptive representations that could not be substantiated if made by the marketer directly.

   o A testimonial indicating that the consumer's experience represents all users' experiences must speak the truth.

   o If the endorser's experience is not representative, the program must either clearly disclose what the generally expected performance would be in the depicted circumstances or clearly disclose the limited applicability of the endorser's experience to what consumers may generally expect to achieve.

   o The advertiser must disclose any payment of money to the endorser in exchange for the endorsement unless the endorser is an expert or well-known personality.

3. All statements regarding prices must be truthful and any additional costs must be disclosed. If a product is advertised for sale at a reduced price, the product or service must actually have been offered for sale at the former price for a reasonably substantial period of time.

4. An advertisement that mentions a warranty must clearly and conspicuously disclose that, upon specific written request prior to the sale, the prospective purchaser can obtain, at no cost, complete details of the written warranty or guarantee. The warranty must also identify the warrantor and clearly state the nature and manner of performance of the warranty and any conditions, limitations, or charges in connection therewith.

5. Products should only be offered for sale if they are available in sufficient quantities to meet reasonably anticipated demand.

                             FALSE ADVERTISING POLICY

===============================================================================

Statutes and regulations prohibit companies from using false and misleading information in advertising. Such principles refer to statements about the company's products and services and about competitors' products and services.

A. General Policy

QuadraMed shall adhere to the following guidelines in promoting and advertising its products and services:

1. QuadraMed shall not make false or deceptive statements about its own products, business practices, financial status, or reliability.

   o Objective or factual claims shall have a reasonable basis.

   o Endorsements should reflect the honest opinions, findings, beliefs, or experiences of the endorser.

2. QuadraMed shall not make false or deceptive comparisons of its own product with another company's product.

3. QuadraMed shall not make false or deceptive statements about competitors or their products, business practices, financial status, or reliability.

4. QuadraMed shall not misrepresent the price, composition, effectiveness, quality, or other characteristics of a product or service.

5. QuadraMed shall not make an affirmative product claim in advertising without a reasonable basis.

6. QuadraMed shall not pass off one of its products as those of another company, such as by simulating a competitor's advertising labels or trademarks.

              LAW GOVERNING UNFAIR DEBT COLLECTION AND BILLING

===============================================================================

The federal Fair Debt Collection Practices Act (FDCPA), state debt collection acts, including Unfair and Deceptive Acts and Practices statutes (UDAP), and common law tort theories provide a number of remedies for debt collection abuses. The Federal False Claims Act further governs claims and debts involving the government.

A. Fair Debt Collection Practices Act

The FDCPA prohibits a debt collector from using unfair or unconscionable means to collect or attempt to collect any debt. The Act, for example, prohibits the collection of any amount not expressly authorized by the agreement creating the debt or permitted by law. The Act also prohibits the use of any false, misleading, or deceptive representations or means in collecting the debt.
A debt collector also may not engage in any conduct the natural consequence of which is to harass, oppress, or abuse any person in collecting a debt. The FDCPA applies to all persons who use any instrumentality of interstate commerce or the mails in any business, the principal purpose of which is debt collection.

B. Unfair and Deceptive Acts and Practices Act

UDAP statutes prohibit the use of unfair debt collection practices. UDAP typically statutes have a broader scope then the FDCPA. While they differ from state to state, these statutes are usually broad, prohibiting all deceptive practices "in trade or commerce." States may restrict the scope, however, to trade involving consumers, suppliers, or to a consumer transaction.

UDAP statutes prohibit all deceptive practices in the collection of debt, including making misrepresentations concerning the identity of the collector or imminence of a threatened action, or collecting for debts not owed. A collector cannot collect where there is no legal obligation for the debtor to pay.

C. Federal False Claims Act

The Federal False Claims Act prohibits anyone from knowingly presenting a false or fraudulent claim for payment to the government; presenting a false record or statement to induce the government to pay a fraudulent claim; conspiring to defraud the government; or using a false record or statement to conceal, avoid, or decrease an obligation to pay money or property to the government. The Act defines "knowingly" as either having actual knowledge of false information, acting in deliberate ignorance of the truth or falsity of information, or acting in reckless disregard of the truth or falsity of information.
The Federal False Claims Act prohibits collectors from (1) billing for services not rendered, (2) misrepresenting those services actually rendered (i.e. upcoding), (3) falsely certifying that services were medically inconsistent, or
(4) or submitting claims that are inconsistent with Medicare or Medicaid requirements.

               UNFAIR DEBT COLLECTION AND BILLING POLICY

===============================================================================

QuadraMed is committed to complying with all applicable laws and regulations when collecting from debtors on its own behalf or on behalf of its clients, or when billing the government for its services or those of its clients.

A. General Policy

1. In collecting debts, employees shall refrain from unfair practices, including:

   o Collecting debts that the employee knows are not owed;

   o Collecting debts for which no legal obligation exists;

   o Harassing, threatening, or otherwise oppressing the debtor;

   o Making false or misleading statements and representations;

   o Using deceptive means to coerce payment; and

   o Using litigation or the threat of litigation to coerce payment.

2. In billing or seeking reimbursements from the government or any other debtor, QuadraMed employees shall:

   o Identify any potential billing or reimbursement discrepancies;

   o Review the claim for duplicative billing or reimbursement claims; and

   o Report any discrepancies to the Chief Compliance Officer or a Compliance Liaison.

3. If an employee is uncertain as to whether a particular service is covered, the employee shall:

   o Bring the issue to the attention of a supervisor;

   o Discuss the issue with the Chief Compliance Officer or a Compliance Liaison as necessary; and

   o Resolve the issue using appropriate methods, including contacting the payer or Medicare fiscal intermediary.

4. Employees shall report any billing instructions from clients or payers that are inconsistent with QuadraMed billing policy to their supervisor, the Chief Compliance Officer, or a Compliance Liaison.

                     SEARCH WARRANT AND SUBPOENA PROTOCOL

===============================================================================

Due to the scrutiny of the health care businesses by state and federal law enforcement agencies, it is possible that law enforcement agents may appear at QuadraMed's facilities with or without a search warrant to seek information about QuadraMed customers, business partners, or operations. Adherence to the following protocols is important to ensure QuadraMed's cooperation with law enforcement agents, to minimize business disruption, and to protect QuadraMed's legal rights.

A. Guidelines for On-Site Supervisor

Upon the arrival of any law enforcement agent, the responsible supervisor shall:

1. Immediately contact the Chief Compliance Officer or, if the Chief Compliance Officer is unavailable, a Compliance Liaison with the following information:

a. The law enforcement agencies involved;

b. The time the agent(s) arrived;

c. Whether a warrant was served;

d. The areas to be searched; and

e. The evidence to be seized.

2. Ensure the legitimacy of the search by asking to see the agent in charge's identification and reading the search warrant, if any.

3. Designate one person with demonstrated good judgment to monitor each team of agents conducting the search. This individual and the on-site supervisor shall be solely responsible for speaking with the agents.

4. Advise all employees that company policies prohibit any comment to the press without the approval of corporate communication.

5. Refer all press inquiries to the Chief Compliance Officer or, if the Chief Compliance Officer is unavailable, a Compliance Liaison.

B. Guidelines for On-Site Supervisors and Designated Employees Monitoring
Search

1. On-site supervisors and those employees designated to monitor a search should:

   o Carefully document the locations searched by agents;

   o Carefully document those documents and objects seized by the agents and their location, description, category, and content;

   o Obtain a detailed receipt of all items that are seized from the agent in charge; and
   o Cooperate fully with the search.

2. If the agents seek to seize any privileged documents, the on-site supervisor or person monitoring the search should:

   o Ask that said documents be sealed; and

   o Contact the Chief Compliance Officer or a Compliance Liaison if the agents fail to seal said documents.

3. If the agents seek to seize any essential business records, the on-site supervisor or person monitoring the search should:

   o Ask for the opportunity to copy said documents before they are removed from the premises; and

   o Contact the Chief Compliance Officer or a Compliance Liaison if the agents refuse this request.

C. Guidelines for Employees in Speaking with Agents

1. Employees are under no legal obligation to speak with the agents but may do so.

2. If employees choose to speak with the agents, it is essential that they be truthful and accurate.

3. Prior to allowing agents to interview employees, a responsible supervisor shall read the following statement verbatim to all employees:

Agents from ___________________ (the agencies that the agent-in-charge has said) have served QuadraMed with a search warrant seeking certain documents and would like to interview some employees as part of their investigation.
In order to fully protect the rights of all employees during the course of the government's investigation, QuadraMed is willing to retain and pay for independent counsel to represent any employee who the government requests to interview. This independent counsel will represent the individual employee and not QuadraMed, even though QuadraMed will pay the counsel. The independent counsel will advise employees regarding the nature of the investigation, the purpose of the government interviews, the employees' rights and obligations with regard to those interviews, whether it is in the employee's best interests to consent to an interview, and the appropriate conditions under which any interview should occur.

Employees may also request that QuadraMed's counsel be present during the interview.

While QuadraMed recommends that employees consult with counsel before granting any interview, the decision about whether to consent to an interview or to obtain independent counsel is entirely up to the employee. QuadraMed views the retention of counsel by an employee as a matter of right and prudence and not an admission of wrongdoing. Employees, however, have the right to deal directly with the agents without counsel if they prefer. In either case, it is essential that all employees who speak with the agents be truthful and accurate.

As part of our effort to cooperate fully with the government, QuadraMed will make any employee who consents to an interview available to the agents during ordinary business hours.

4. Employees should report any future contact with the agents to the Chief Compliance Officer or a Compliance Liaison.

                     INJURY AND ILLNESS PREVENTION POLICY

===============================================================================

QuadraMed is committed to a safe and healthy workplace in accordance with state and federal laws and regulations. This policy is designed to assist the Company in preventing injuries and illnesses resulting from unsafe or unhealthy working conditions or practices.

A. General Policy

1. QuadraMed shall take all steps necessary to provide a reasonably safe and healthy workplace.

2. All personnel are expected to do everything within their control to ensure a safe environment and to ensure compliance with federal, state and local safety and health regulations.

3. Unsafe or unhealthy behavior, and the failure to correct such behavior, may result in disciplinary action up to and including termination.

B. Chief Compliance Officer

The Chief Compliance Officer shall:

1. Oversee the evaluation of health risks and focus attention on those areas that have the potential to cause serious injury or illness;

2. Ensure that all occupational injuries and illnesses are reported to the Division of Labor Statistics and Research by filing a written report ("Employer's Report of Injury") with the Company's insurance carrier within 48 hours of receiving notice of the injury or illness;

3. Oversee the review, evaluation, and maintenance of accident reports and investigations; and

4. Provide active leadership by participation, example, and a demonstrated interest in a safe and healthy workplace.

C. Compliance Liaisons

Compliance Liaisons shall:

1. Investigate and respond appropriately to reports of unsafe or unhealthy working conditions or practices;

2. Plan, organize, and coordinate safety and health training and activities;

3. Establish safety and health inspections and follow-up procedures to ensure that any necessary corrective action is completed; and

4. Conduct periodic inspections of the workplace.

D. Supervisors

Supervisors shall:

1. Remain informed about safety regulations affecting their department;

2. Ensure that employees are able and understand how to complete each assigned task in a safe manner;

3. Ensure that employees follow all safety regulations and work practices;

4. Report injuries and illnesses to the Chief Compliance Officer or a Compliance Liaison; and

5. Make changes in procedures and work practices to improve safety in their respective areas of responsibility.

E. All Employees
All employees shall:

1. Obey safety rules and follow healthy job practices;

2. Inspect their own workplace on a daily basis;

3. Report all injuries and unsafe or unhealthy workplace conditions to a supervisor or Compliance Liaison;

4. Make necessary adjustments to eliminate or reduce repetitive motion injuries and illnesses, and notify a supervisor or Compliance Liaison if a repetitive task causes discomfort;

5. Make any recommendations for changes in the workplace or in work practices which will enhance job safety and performance;

6. Develop and maintain healthy coping skills to handle the stress of meeting deadlines and performing "rush" work; and

7. Learn and use proper technique when bending, lifting, carrying, pushing and pulling to reduce the risk of back injuries, and obtain assistance as necessary.

F. Policy for Using and Handling Hazardous Chemicals

1. QuadraMed shall ensure that all chemicals used on QuadraMed's premises are evaluated for hazardous properties and that the employees working with these chemicals are informed of those hazards.

2. QuadraMed shall maintain a Material Safety Data Sheet Notebook ("MSDS"), which:

   o Lists the products used by employees;

   o Lists the chemical components of the products; and

   o Lists special protective measures and precautions where required.

3. Employees should review the product labels for all products and follow the manufacturer's instructions for safe and healthy usage.

   o Employees should contact a Compliance Liaison with any questions or concerns regarding the MSDS notebook or the product labels.